July 17, 2013
Investors May Contact:
Anne Walker, Bank of America, 1.646.855.3644
Lee McEntire, Bank of America, 1.980.388.6780
Reporters May Contact:
Jerry Dubrowski, Bank of America, 1.980.388.2840
jerome.f.dubrowski@bankofamerica.com

Bank of America Reports Second-Quarter 2013 Net Income of $4.0 Billion, or $0.32 per Diluted Share on Revenue of $22.9 BillionA

Business Momentum Continues

•	Deposit Balances up 4 Percent Companywide From Q2-12 to $1.1 Trillion

•	First-lien Mortgage Production up 40 Percent From Q2-12 to $25 Billion

•	Global Wealth and Investment Management Reports Record Revenue, Pretax Margin, Net Income, Asset Management Fees and Loan Balances

•	Commercial Loan Balances up 20 Percent From Q2-12 to $381 Billion

•	Global Investment Banking Fees up 36 Percent From Q2-12 to $1.6 Billion; Maintained No. 2 Ranking in Global Investment Banking Fees

•	Total Noninterest Expense of $16 Billion, Down $1 Billion From Q2-12

•	Credit Quality Continued to Improve With Net Credit Loss Rates Below 1 Percent for the First Time Since Second Quarter of 2006

Capital and Liquidity Remain Strong

•	Basel 1 Tier 1 Common Capital Ratio of 10.83 Percent, up From 10.49 Percent in Prior Quarter

•	Estimated Basel 3 Tier 1 Common Capital Ratio of 9.60 Percent, up From 9.52 Percent in Prior QuarterB

•	Long-term Debt Down $39 Billion From Year-ago Quarter, Driven by Maturities and Liability Management Actions

•	Parent Company Liquidity Remained Strong With Time-to-required Funding at 32 Months

CHARLOTTE — Bank of America Corporation today reported that second-quarter 2013 net income rose 63 percent to $4.0 billion from $2.5 billion in the second quarter of 2012. Earnings per diluted share increased to $0.32 from $0.19 in the second quarter of 2012. Revenue, net of interest expense, on a fully taxable-equivalent (FTE)A basis rose 3 percent to $22.9 billion from $22.2 billion a year ago.

The results for the second quarter of 2013 were driven by year-over-year improvements in net interest income, investment and brokerage income, investment banking fees, sales and trading revenue, equity investment income and credit quality as well as expense reductions. These items were partially offset by the absence of year-ago gains related to liability management actions and lower mortgage banking income.

"We are doing more business with our customers and clients, and gaining momentum across every customer group we serve," said Chief Executive Officer Brian Moynihan. "We must keep improving, but with the consumer recovering and businesses strong, we have lots of opportunity ahead.”

"At the beginning of the year, we said we would focus on three things – revenue stability, strengthening the balance sheet and managing costs," said Chief Financial Officer Bruce Thompson. "This quarter, we delivered on all three. Revenue increased 3 percent, we continued to build capital ratios, despite the negative impact of higher interest rates on our bond portfolio, and we reduced expenses related to servicing delinquent mortgage loans at a faster rate than we originally expected."

Selected Financial Highlights

	Three Months Ended
(Dollars in millions, except per share data)	June 30 2013	March 31 2013	June 30 2012
Net interest income, FTE basis[1]	$10,771	$10,875	$9,782
Noninterest income	12,178	12,533	12,420
Total revenue, net of interest expense, FTE basis	22,949	23,408	22,202
Provision for credit losses	1,211	1,713	1,773
Noninterest expense	16,018	19,500	17,048
Net income	$4,012	$1,483	$2,463
Diluted earnings per common share	$0.32	$0.10	$0.19

[1]
Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliations to GAAP financial measures, refer to pages 22-24 of this press release. Net interest income on a GAAP basis was $10.5 billion, $10.7 billion and $9.5 billion for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively. Total revenue, net of interest expense, on a GAAP basis was $22.7 billion, $23.2 billion and $22.0 billion for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively.

Revenue, net of interest expense, on an FTE basisA rose $747 million, or 3 percent, from the second quarter of 2012, to $22.9 billion, led by higher net interest income.

Net interest income, on an FTE basis, totaled $10.8 billion in the second quarter of 2013, compared to $10.9 billion in the first quarter of 2013 and $9.8 billion in the second quarter of 2012A. The improvement from the year-ago quarter was driven by favorable market-related impacts of $850 million from lower premium amortization and hedge ineffectiveness, reductions in long-term debt balances, lower rates paid on deposits and higher commercial loan balances, partially offset by lower consumer loan balances as well as lower asset yields. Net interest margin was 2.44 percent in the second quarter of 2013, compared to 2.43 percent in the first quarter of 2013 and 2.21 percent in the second quarter of 2012.

Noninterest income decreased $242 million from the year-ago quarter, as increases in investment banking fees, equity investment income and investment and brokerage income were more than offset by a decline in other income, as the year-ago quarter included gains related to liability management actions, and lower mortgage banking income

Noninterest expense decreased $1.0 billion compared to the year-ago quarter to $16.0 billion, driven primarily by lower litigation expense, reduced expenses in Legacy Assets and Servicing (LAS) and lower personnel expense as the company continued to streamline processes and achieve cost savings.

Previously, Bank of America stated that by the end of 2013, noninterest expense in LAS, excluding litigation costs, was expected to decline to $2.1 billion a quarter and the number of 60+ days delinquent mortgage loans would decline to 400,000. Based on the progress in the first half of 2013, the company now expects that by the fourth quarter of 2013, noninterest expense in LAS, excluding litigation costs, will be below $2.0 billion and that the number of 60+ days delinquent mortgage loans will decline below 375,000.

Litigation expense was $471 million in the second quarter of 2013, compared to $2.2 billion in the first quarter of 2013 and $963 million in the second quarter of 2012.

Income tax expense for the second quarter of 2013 was $1.5 billion on $5.5 billion of pretax income, resulting in a 27 percent effective tax rate. This compares to income tax expense of $684 million on $3.1 billion of pretax income resulting in a 22 percent effective tax rate in the year-ago quarter.

At June 30, 2013, the company had 257,158 full-time employees, down from 262,812 at March 31, 2013 and 275,460 at June 30, 2012.

Business Segment Results

The company reports results through five business segments: Consumer and Business Banking (CBB), Consumer Real Estate Services (CRES), Global Wealth and Investment Management (GWIM), Global Banking, and Global Markets, with the remaining operations recorded in All Other.
Unless otherwise noted, business segment revenue, on an FTE basis, is net of interest expense.

Consumer and Business Banking (CBB)1

	Three Months Ended
(Dollars in millions)	June 30 2013	March 31 2013	June 30 2012
Total revenue, net of interest expense, FTE basis	$7,434	$7,412	$7,495
Provision for credit losses	967	952	1,157
Noninterest expense	4,183	4,170	4,420
Net income	$1,392	$1,439	$1,208
Return on average allocated capital[2,3]	18.64%	19.48%	—
Return on average economic capital[2,3]	—	—	20.46%
Average loans	$163,593	$165,845	$173,565
Average deposits	522,259	502,508	474,328
At period-end
Brokerage assets	$84,182	$82,616	$72,226

[1]
During the second quarter of 2013, the results of consumer Dealer Financial Services (DFS), previously reported in Global Banking, were moved into CBB and prior periods have been reclassified to conform to current period presentation.

[2]
Effective January 1, 2013, the company revised, on a prospective basis, its methodology for allocating capital to the business segments. In connection with this change in methodology, the company updated the applicable terminology to allocated capital from economic capital as reported in prior periods. For reconciliation of allocated capital, refer to pages 22-24 of this press release.

[3]
Return on average allocated capital and return on average economic capital are non-GAAP financial measures. The company believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

Business Highlights

•
Average deposit balances of $522.3 billion increased $47.9 billion, or 10 percent, from the same period a year ago. The increase was driven by growth in liquid products in a low-rate environment and an $18 billion average impact of deposit transfers primarily from Global Wealth and Investment Management. The average rate paid on deposits in the second quarter of 2013 declined 7 basis points from the year-ago quarter due to pricing discipline and a shift in the mix of deposits.

•
The number of mobile banking customers increased 28 percent from the year-ago quarter to 13.2 million, and 11.7 million checks were deposited this quarter via Mobile Check Deposits, reflecting a continued focus on enhancing the customer experience.

•	U.S. consumer credit card retail spending per average active account increased 9 percent from the second quarter of 2012.

•	Merrill Edge brokerage assets increased 17 percent from the same period a year ago to $84.2 billion due to positive account flows and market growth.

•	Small business loan originations and commitments rose 24 percent from the year-ago quarter to $2.8 billion.

•
The company's specialized sales force of financial solutions advisors, mortgage loan officers and small business bankers increased to more than 6,800 specialists in the second quarter of 2013, up 21 percent from the same period a year ago, reflecting the company's continued commitment to deepening customer relationships.

Financial Overview

Consumer and Business Banking reported net income of $1.4 billion, up $184 million, or 15 percent, from the year-ago quarter, driven by higher net interest income, lower provision expense and lower noninterest expense, partially offset by lower noninterest income.

Net interest income of $5.0 billion was up $156 million from the year-ago quarter, reflecting higher asset and liability management (ALM) activities, partially offset by the impact of the continued low-rate environment on deposit spreads, and lower average loans. Noninterest income decreased $217 million due to lower card income primarily from the exit from consumer protection products.

Provision for credit losses decreased $190 million from the year-ago quarter to $967 million reflecting continued improvement in consumer portfolio trends. Noninterest expense was down $237 million from the year-ago quarter to $4.2 billion primarily due to decreased litigation expense and lower operating expense.

Consumer Real Estate Services (CRES)

	Three Months Ended
(Dollars in millions)	June 30 2013	March 31 2013	June 30 2012
Total revenue, net of interest expense, FTE basis	$2,115	$2,312	$2,529
Provision for credit losses	291	335	187
Noninterest expense	3,394	5,406	3,524
Net loss	$(937)	$(2,157)	$(744)
Average loans and leases	90,114	92,963	105,507
At period-end
Loans and leases	$89,257	$90,971	$104,079

Business Highlights

•
Bank of America funded $26.8 billion in residential home loans and home equity loans during the second quarter of 2013, up 7 percent from the first quarter of 2013, and 41 percent higher than the second quarter of 2012.

•
The residential fundings helped more than 112,000 homeowners either refinance an existing mortgage or purchase a home through our retail channels, including more than 4,600 first-time homebuyer mortgages and more than 40,000 mortgages to low- and moderate-income borrowers.

•
The number of 60+ days delinquent first mortgage loans serviced by LAS declined 26 percent during the second quarter of 2013 to 492,000 loans from 667,000 loans at the end of the first quarter of 2013, and declined 54 percent from 1.06 million loans at the end of the second quarter of 2012.

Financial Overview

Consumer Real Estate Services reported a net loss of $937 million for the second quarter of 2013, compared to a net loss of $744 million for the same period in 2012. Revenue declined $414 million from the second quarter of 2012 to $2.1 billion. Noninterest income was $1.4 billion, a decrease of $400 million from the year-ago quarter, primarily due to lower servicing income driven by a decline in the size of the servicing portfolio. Core production revenue was $860 million in the second quarter of 2013, down from $902 million in the year-ago quarter as higher originations were offset by lower margins. This decline was partially offset by higher revenues from the sale of loans that had returned to performing status.

Approximately 83 percent of funded first mortgages were refinances and 17 percent were for home purchases. The provision for representations and warranties was $197 million in the second quarter of 2013, compared to $395 million in the second quarter of 2012.

The provision for credit losses increased $104 million to $291 million, reflecting a slower rate of improvement compared to the year-ago quarter. Noninterest expense decreased to $3.4 billion from $3.5 billion in the second quarter of 2012, due to lower LAS expenses, partially offset by higher expenses in Home Loans. The decline in LAS expenses reflected continued rightsizing of default-related staff and vendors, while the increase in Home Loan expenses was due primarily to higher loan volume.

Global Wealth and Investment Management (GWIM)

	Three Months Ended
(Dollars in millions)	June 30 2013	March 31 2013	June 30 2012
Total revenue, net of interest expense, FTE basis	$4,499	$4,421	$4,094
Provision for credit losses	(15)	22	47
Noninterest expense	3,272	3,253	3,177
Net income	$758	$720	$548
Return on average allocated capital[1,2]	30.57%	29.38%	—
Return on average economic capital[1,2]	—	—	31.76%
Average loans and leases	$109,589	$106,082	$98,964
Average deposits	235,344	253,413	238,540
At period-end (Dollars in billions)
Assets under management	$743.6	$745.3	$667.5
Total client balances[3]	2,215.1	2,231.7	2,066.6

[1]
Effective January 1, 2013, the company revised, on a prospective basis, its methodology for allocating capital to the business segments. In connection with this change in methodology, the company updated the applicable terminology to allocated capital from economic capital as reported in prior periods. For reconciliation of allocated capital, refer to pages 22-24 of this press release.

[2]
Return on average allocated capital and return on average economic capital are non-GAAP financial measures. The company believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

[3]	Total client balances are defined as assets under management, assets in custody, client brokerage assets, client deposits and loans (including margin receivables).

Business Highlights

•	Record quarterly results in revenue, pretax margin, net income, asset management fees and loan balances.

•	Client balances rose 8 percent (excluding balances transferred to Consumer and Business Banking) from the year-ago quarter to $2.22 trillion.

•	Asset management fees grew to $1.7 billion, up 10 percent from the year-ago quarter.

•	Long-term assets under management (AUM) flows more than doubled from the year-ago quarter to $7.7 billion, marking the 16th consecutive quarter of positive flows.

•	Period-end loan balances increased to $111.8 billion, up 11 percent from the year-ago quarter.

•
Period-end deposit balances decreased $2.3 billion to $235.0 billion from the year-ago quarter as $15 billion of organic growth was offset by $17 billion of net transfers of deposits to Consumer and Business Banking.

Financial Overview

Global Wealth and Investment Management net income rose 38 percent from the second quarter of 2012 to $758 million. The pretax margin was a record 28 percent for the second quarter of 2013, up from 21 percent in the year-ago quarter.

Revenue increased 10 percent from the year-ago quarter to $4.5 billion, driven by higher asset management fees related to higher market levels and long-term AUM flows, higher transactional revenue and higher net interest income.

The provision for credit losses decreased $62 million from the year-ago quarter to a $15 million benefit driven by credit quality improvement. Noninterest expense of $3.3 billion increased 3 percent, driven by higher volume-related expenses partially offset by lower personnel costs.

Client balances rose 8 percent (excluding balances transferred to Consumer and Business Banking) from the year-ago quarter to $2.22 trillion, reflecting higher market levels and net inflows, driven by client activity in long-term AUM, deposits and loans. Assets under management rose $76.2 billion, or 11 percent, from the second quarter of 2012 to $743.6 billion, driven by long-term AUM flows and market impact.

Global Banking1

	Three Months Ended
(Dollars in millions)	June 30 2013	March 31 2013	June 30 2012
Total revenue, net of interest expense, FTE basis	$4,139	$4,030	$3,908
Provision for credit losses	163	149	(152)
Noninterest expense	1,859	1,837	1,967
Net income	$1,291	$1,284	$1,318
Return on average allocated capital[2,3]	22.52%	22.65%	—
Return on average economic capital[2,3]	—	—	27.24%
Average loans and leases	$255,674	$244,068	$219,504
Average deposits	227,668	222,120	213,862

[1]
During the second quarter of 2013, the results of consumer Dealer Financial Services (DFS), previously reported in Global Banking, were moved into CBB and prior periods have been reclassified to conform to current period presentation.

[2]
Effective January 1, 2013, the company revised, on a prospective basis, its methodology for allocating capital to the business segments. In connection with this change in methodology, the company updated the applicable terminology to allocated capital from economic capital as reported in prior periods. For reconciliation of allocated capital, refer to pages 22-24 of this press release.

[3]
Return on average allocated capital and return on average economic capital are non-GAAP financial measures. The company believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

Business Highlights

•
Bank of America Merrill Lynch (BAML) maintained its No. 2 ranking in global net investment banking fees in the second quarter of 2013, with a 7.4 percent market share, according to Dealogic. BAML was also ranked among the top three financial institutions in high-yield corporate debt, leveraged loans, investment-grade corporate debt, asset-backed securities, mortgage-backed securities and syndicated loans during the second quarter, according to Dealogic.

•
Average loan and lease balances increased $36.2 billion, or 16 percent, from the year-ago quarter to $255.7 billion and $11.6 billion, or 5 percent, from the prior quarter with growth primarily in the commercial and industrial portfolio and the commercial real estate portfolio. Average international loans increased 29 percent from the year-ago quarter, driven by gains across all regions.

•
Average deposits rose $13.8 billion, or 6 percent, from the year-ago quarter to $227.7 billion, due to growth in international deposits, which increased 22 percent from the year-ago quarter, reflecting the strength of the international franchise.

Financial Overview

Global Banking reported net income of $1.3 billion in the second quarter of 2013, relatively unchanged from the year-ago quarter, as an increase in revenue and a decline in noninterest expense were offset by higher provision for credit losses. Revenue of $4.1 billion was up $231 million, or 6 percent, from the second quarter of 2012, reflecting higher investment banking fees and higher net interest income driven by loan growth.

Firmwide investment banking fees of $1.6 billion, excluding self-led deals, increased 36 percent from the year-ago quarter, mainly due to a strong performance in debt and equity underwriting fees. Global Banking investment banking fees, excluding self-led deals, increased 24 percent to $785 million from $633 million in the year-ago quarter.

Global Corporate Banking revenue of $1.6 billion and Global Commercial Banking revenue of $1.8 billion increased $91 million and $140 million, respectively, compared to the year-ago quarter. Business Lending revenue of $1.9 billion and Treasury Services revenue of $1.4 billion increased $160 million and $71 million, respectively, compared to the year-ago period.

The provision for credit losses increased $315 million from the year-ago quarter to $163 million, driven by commercial loan growth. In the year-ago quarter, charge-offs exceeded provision, which resulted in a net reduction in the reserve of $272 million. Noninterest expense was $1.9 billion, down 5 percent from the year-ago quarter, primarily from lower personnel-related expenses.

Global Markets

	Three Months Ended
(Dollars in millions)	June 30 2013	March 31 2013	June 30 2012
Total revenue, net of interest expense, FTE basis	$4,189	$4,869	$3,578
Total revenue, net of interest expense, FTE basis, excluding DVA[1]	4,151	4,924	3,734
Provision for credit losses	(16)	5	(1)
Noninterest expense	2,769	3,073	2,855
Net income	$959	$1,169	$497
Net income, excluding DVA[1]	935	1,204	595
Return on average allocated capital[2,3]	12.85%	15.83%	—
Return on average economic capital[2,3]	—	—	15.10%
Total average assets	$653,116	$667,265	$596,861

[1]
Total revenue, net of interest expense, on an FTE basis excluding DVA and net income excluding DVA are non-GAAP financial measures. DVA gains (losses) were $38 million, $(55) million and $(156) million for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively.

[2]
Effective January 1, 2013, the company revised, on a prospective basis, its methodology for allocating capital to the business segments. In connection with this change in methodology, the company updated the applicable terminology to allocated capital from economic capital as reported in prior periods. For reconciliation of allocated capital, refer to pages 22-24 of this press release.

[3]
Return on average allocated capital and return on average economic capital are non-GAAP financial measures. The company believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

Business Highlights

•
Equities revenue, excluding DVAD, rose 53 percent from the second quarter of 2012, and was the highest since the first quarter of 2011, driven by increased market share and improved trading performance.

•	International revenue, excluding DVAC, increased to 43 percent of global revenue compared to 34 percent in the year-ago quarter.

Financial Overview

Global Markets reported net income nearly doubled from the year-ago quarter to $959 million in the second quarter of 2013, compared to $497 million in the year-ago quarter. Excluding DVAC, net income was $935 million in the second quarter of 2013, compared to $595 million in the year-ago quarter.

Global Markets revenue increased $611 million, or 17 percent, from the year-ago quarter to $4.2 billion. Excluding DVAC, revenue increased $417 million, or 11 percent, to $4.2 billion driven by higher equities sales and trading revenue as well as an increase in debt and equity issuance. DVA gains were $38 million, compared to losses of $156 million in the year-ago quarter.

Fixed Income, Currency and Commodities sales and trading revenue, excluding DVAE, was $2.3 billion in the second quarter of 2013, a decrease of $296 million from the year-ago quarter, reflecting a challenging trading environment toward the end of the quarter as fixed income assets sold off due to market concerns related to the Federal Reserve's policy announcement in June. Equities sales and trading revenue, excluding DVAD, was $1.2 billion, an increase of $414 million, or 53 percent, from the year-ago quarter due to increased market share and improved trading performance.
Noninterest expense declined $86 million to $2.8 billion from the year-ago quarter primarily driven by lower operating costs.

All Other1

	Three Months Ended
(Dollars in millions)	June 30 2013	March 31 2013	June 30 2012
Total revenue, net of interest expense, FTE basis[2]	$573	$364	$598
Provision for credit losses	(179)	250	535
Noninterest expense	541	1,761	1,105
Net income (loss)	$549	$(972)	$(364)
Total average loans	238,910	244,557	263,649

[1]
All Other consists of ALM activities, equity investments, the international consumer card business, liquidating businesses and other. ALM activities encompass the whole-loan residential mortgage portfolio and investment securities, interest rate and foreign currency risk management activities including the residual net interest income allocation, gains/losses on structured liabilities, and the impact of certain allocation methodologies and accounting hedge ineffectiveness. Equity Investments includes Global Principal Investments (GPI), strategic and certain other investments. Other includes certain residential mortgage loans that are managed by Legacy Assets and Servicing within CRES.

[2]
Revenue includes equity investment income (loss) of $576 million, $520 million and ($36) million for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively, and gains on sales of debt securities of $452 million, $67 million and $354 million for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively.

All Other reported net income of $549 million in the second quarter of 2013, compared to a net loss of $364 million for the same period a year ago. The increase was primarily driven by a reduction in the provision for credit losses, higher equity investment income and lower noninterest expense. Partially offsetting these items were $505 million in gains related to liability management actions in the year-ago period.

The provision for credit losses decreased $714 million to a $179 million benefit in the second quarter of 2013, compared to a year ago, driven primarily by continued improvement in portfolio trends and increased home prices in the residential mortgage portfolio. Noninterest expense decreased $564 million to $541 million due to lower litigation and personnel expenses.

Credit Quality

	Three Months Ended
(Dollars in millions)	June 30 2013	March 31 2013	June 30 2012
Provision for credit losses	$1,211	$1,713	$1,773
Net charge-offs[1]	2,111	2,517	3,626
Net charge-off ratio[1,2]	0.94%	1.14%	1.64%
Net charge-off ratio, excluding the PCI loan portfolio[2,3]	0.97	1.18	1.69
Net charge-off ratio, including PCI write-offs[2,3]	1.07	1.52	n/a
At period-end
Nonperforming loans, leases and foreclosed properties	$21,280	$22,842	$25,377
Nonperforming loans, leases and foreclosed properties ratio[3]	2.33%	2.53%	2.87%
Allowance for loan and lease losses	$21,235	$22,441	$30,288
Allowance for loan and lease losses ratio[4]	2.33%	2.49%	3.43%

[1]
Excludes write-offs of PCI loans of $313 million and $839 million for the three months ended June 30, 2013 and March 31, 2013. There were no write-offs of PCI loans for the three months ended June 30, 2012.

[2]	Net charge-off ratios are calculated as net charge-offs divided by average outstanding loans and leases during the period; quarterly results are annualized.

[3]
Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[4]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.
n/a = not applicable
Note: Ratios do not include loans measured under the fair value option.

Credit quality continued to improve in the second quarter of 2013, with net charge-offs declining across nearly all major portfolios and the provision for credit losses decreasing from the first quarter of 2013 as well as the year-ago quarter. The number of 30+ days performing delinquent loans, excluding fully-insured loans, declined across all major consumer portfolios, reaching record low levels in the U.S. credit card portfolio. Additionally, reservable criticized balances and nonperforming loans, leases and foreclosed properties also continued to decline, down 27 percent and 16 percent from the year-ago period.
Net charge-offs were $2.1 billion in the second quarter of 2013, down from $2.5 billion in the first quarter of 2013 and $3.6 billion in the second quarter of 2012. Given the improving trend in delinquencies and other metrics, net charge-offs are expected to come in below $2.0 billion in the third quarter of 2013.

The provision for credit losses was $1.2 billion, a decline of $502 million from the first quarter of 2013 and a decline of $562 million from the second quarter of 2012. The provision for credit losses in the second quarter of 2013 was $900 million lower than net charge-offs, resulting in a reduction in the allowance for credit losses. This included a $252 million benefit in the PCI portfolio primarily due to an improved home price outlook. The remaining reduction was driven by improvement in the non-PCI consumer real estate portfolios, primarily due to increased home prices and continued portfolio improvement, as well as lower levels of delinquencies across the Consumer Lending portfolio.

The allowance for loan and lease losses to annualized net charge-off coverage ratio was 2.51 times in the second quarter of 2013, compared with 2.20 times in the first quarter of 2013 and 2.08 times in the second quarter of 2012. The increase was due to the improvement in net charge-offs discussed above. The allowance to annualized net charge-off coverage ratio, excluding PCI, was 2.04 times, 1.76 times and 1.46 times for the same periods, respectively.

Nonperforming loans, leases and foreclosed properties were $21.3 billion at June 30, 2013, a decrease from $22.8 billion at March 31, 2013 and $25.4 billion at June 30, 2012.

Capital and Liquidity Management

(Dollars in millions, except per share information)	At June 30 2013	At March 31 2013	At June 30 2012
Total shareholders’ equity	$231,032	$237,293	$235,975
Tier 1 common capital	139,519	136,119	134,082
Tier 1 common capital ratio including Market Risk Final Rule[2]	10.83%	10.49%	n/a
Tangible common equity ratio[1]	6.98	6.88	6.83
Common equity ratio	10.21	10.05	10.05
Tangible book value per share[1]	$13.32	$13.36	$13.22
Book value per share	20.18	20.19	20.16

[1]	Tangible common equity ratio and tangible book value per share are non-GAAP financial measures. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release.

[2]
As of January 1, 2013, the Market Risk Final Rule became effective under Basel 1. The Market Risk Final Rule introduces new measures of market risk including a charge related to stressed Value-at-Risk (VaR), an incremental risk charge and a comprehensive risk measure, as well as other technical modifications. The Basel 1 Tier 1 common capital ratio for June 30, 2012 is not presented as the Market Risk Final Rule did not apply during that period.

n/a = not applicable

The Tier 1 common capital ratio, including the Market Risk Final Rule, was 10.83 percent at June 30, 2013, up from 10.49 percent at March 31, 2013. Prior to March 31, 2013, reported Basel 1 results were not calculated using the Market Risk Final Rule, which became effective on January 1, 2013.

As of June 30, 2013, the company's Tier 1 common capital ratio on a Basel 3 fully phased-in basis was estimated at 9.60 percent, up from 9.52 percent at March 31, 2013 and 7.95 percent at June 30, 2012.

Fully phased-in Basel 3 estimates for June 30, 2013 were calculated under the advanced approach of the final Basel 3 advanced approach rules recently released by the Federal Reserve, assuming all regulatory model approvals, except for the potential reduction to the risk-weighted assets resulting from the Comprehensive Risk Measure after one year.

Under Basel 3, the estimated Tier 1 common capital ratio increased from the first quarter of 2013 primarily due to lower risk-weighted assets, offset by a net decline in Tier 1 common capital. Estimated Basel 3 risk-weighted assets were lower than the first quarter of 2013 due to an overall improvement in credit quality. The decline in estimated Tier 1 common capital under Basel 3 was driven primarily by unrealized losses on available-for-sale debt securities recognized in other comprehensive income, partially offset by favorable earnings.

At June 30, 2013, the company's total Global Excess Liquidity Sources were $342 billion, down from $378 billion at June 30, 2012, with long-term debt reductions of $39 billion from the year-ago period. Time-to-required funding was 32 months at June 30, 2013, compared to 29 months at March 31, 2013 and 37 months at June 30, 2012.

During the second quarter of 2013, a cash dividend of $0.01 per common share was paid and the company recorded $441 million in preferred dividends, which included $76 million in non-cash dividends associated with the preferred stock redemptions. Period-end common shares issued and outstanding were 10.74 billion and 10.78 billion for the second quarter of 2013 and 2012.

The company previously announced that it was authorized to repurchase up to $5.0 billion of common stock and redeem approximately $5.5 billion in preferred stock. As of June 30, 2013, approximately 80 million common shares had been repurchased for approximately $1.0 billion at an average price of $12.59 per share, and approximately $5.5 billion of preferred stock, consisting of Series H, 6, 7 and 8, had been redeemed.

Tangible book value per shareE was $13.32 at June 30, 2013, compared to $13.36 at March 31, 2013 and $13.22 at June 30, 2012. Book value per share was $20.18 at June 30, 2013, compared to $20.19 at March 31, 2013 and $20.16 at June 30, 2012.

------------------------------
A Fully taxable-equivalent (FTE) basis is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to pages 22-24 of this press release. Total revenue, net of interest expense, on a GAAP basis, was $22.7 billion, $23.2 billion and $22.0 billion for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively. Net interest income on a GAAP basis was $10.5 billion, $10.7 billion and $9.5 billion for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively.

B
Basel 3 Tier 1 common capital ratio is a non-GAAP financial measure. For reconciliation to GAAP financial measures, refer to page 18 of this press release. Fully phased-in Basel 3 estimates for June 30, 2013 were calculated under the final advanced approach of the Basel 3 rules recently released by the Federal Reserve, assuming all regulatory model approvals, except for the potential reduction to risk-weighted assets resulting from the Comprehensive Risk Measure after one year.

C
Sales and trading revenue, international revenue and net income (loss) excluding the impact of DVA are non-GAAP financial measures. DVA gains (losses) were $38 million, $(55) million and $(156) million for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively.

D
Fixed Income, Currency and Commodities (FICC) sales and trading revenue, excluding DVA, and Equity sales and trading revenue, excluding DVA, are non-GAAP financial measures. FICC DVA gains (losses) were $33 million, $(65) million and $(137) million for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively. Equities DVA gains (losses) were $5 million, $10 million and $(19) million for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012, respectively.

E
Tangible book value per share of common stock is a non-GAAP measure. Other companies may define or calculate this measure differently. For reconciliation to GAAP measures, refer to pages 22-24 of this press release.

Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Bruce Thompson will discuss second-quarter 2013 results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1734 (international) and the conference ID: 79795.

A replay will be available via webcast through the Bank of America Investor Relations website. A replay of the conference call will also be available beginning at noon on July 17 through midnight, July 25 by telephone at 800.753.8546 (U.S.) or 1.402.220.0685 (international).

Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. We serve approximately 51 million consumer and small business relationships with approximately 5,300 retail banking offices and approximately 16,350 ATMs and award-winning online banking with 30 million active users and more than 13 million mobile users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “estimates,” “intends,” “plans,” “goals,” “believes” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” The forward-looking statements made represent Bank of America's current expectations, plans or forecasts of its future results and revenues, including expectations regarding the timing and amount of cost savings due to Project New BAC; expectations regarding previously announced stock repurchases; expectations regarding Legacy Assets and Servicing (LAS) costs; expectations regarding third-quarter 2013 net charge-offs;
and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America's 2012 Annual Report on Form 10-K, and in any of

Bank of America's subsequent SEC filings; the company's ability to obtain required approvals or consents from third parties with respect to the MSR sale agreements; the company's resolution of remaining differences with the government-sponsored enterprises (GSEs) regarding representations and warranties repurchase claims, including in some cases with respect to mortgage insurance rescissions and foreclosure delays; the company's ability to resolve representations and warranties claims made by monolines and private-label and other investors, including as a result of any adverse court rulings, and the chance that the company could face related servicing, securities, fraud, indemnity or other claims from one or more of the monolines or private-label and other investors; that final court approval of negotiated settlements is not obtained; if future representations and warranties losses occur in excess of the company's recorded liability and estimated range of possible loss for GSE and non-GSE exposures; uncertainties about the financial stability of several countries in the European Union (EU), the increasing risk that those countries may default on their sovereign debt or exit the EU and related stresses on financial markets, the euro and the EU and the company's direct and indirect exposures to such risks; the uncertainty regarding the timing and final substance of any capital or liquidity standards, including the proposed supplementary leverage ratio requirements and their implementation for U.S. banks through rulemaking by the Board of Governors of the Federal Reserve System (Federal Reserve), including anticipated requirements to hold higher levels of regulatory capital, liquidity and meet higher regulatory capital ratios as a result of proposed capital or liquidity standards; the negative impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the company's businesses and earnings, including as a result of additional regulatory interpretation and rulemaking and the success of the company's actions to mitigate such impacts; the company's satisfaction of its borrower assistance programs under the global settlement agreement with federal agencies and state attorneys general and under the acceleration agreement with the OCC and the Federal Reserve; adverse changes to the company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of the company's assets and liabilities; the inherent uncertainty of litigation and, while litigation expense is expected to continue in future periods, it is expected to vary from period to period; unexpected claims, damages and fines resulting from pending or future litigation and regulatory proceedings; the company's ability to fully realize the cost savings and other anticipated benefits from Project New BAC, including in accordance with currently anticipated timeframes; potential tapering of the Federal Reserve's bond buying program; the impacts on the company of a potential higher rate environment; and other similar matters.

Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

BofA Global Capital Management Group, LLC (BofA Global Capital Management) is an asset management division of Bank of America Corporation. BofA Global Capital Management entities furnish investment management services and products for institutional and individual investors.

Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (Investment Banking Affiliates), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation's broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates.

For more Bank of America news, visit the Bank of America newsroom at http://newsroom.bankofamerica.com.

www.bankofamerica.com

Bank of America Corporation and Subsidiaries
Selected Financial Data
(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Six Months Ended June 30		Second Quarter 2013	First Quarter 2013	Second Quarter 2012
	2013	2012
Net interest income	$21,213	$20,394	$10,549	$10,664	$9,548
Noninterest income	24,711	23,852	12,178	12,533	12,420
Total revenue, net of interest expense	45,924	44,246	22,727	23,197	21,968
Provision for credit losses	2,924	4,191	1,211	1,713	1,773
Noninterest expense	35,518	36,189	16,018	19,500	17,048
Income before income taxes	7,482	3,866	5,498	1,984	3,147
Income tax expense	1,987	750	1,486	501	684
Net income	$5,495	$3,116	$4,012	$1,483	$2,463
Preferred stock dividends	814	690	441	373	365
Net income applicable to common shareholders	$4,681	$2,426	$3,571	$1,110	$2,098

Earnings per common share	$0.43	$0.23	$0.33	$0.10	$0.19
Diluted earnings per common share	0.42	0.22	0.32	0.10	0.19

Summary Average Balance Sheet	Six Months Ended June 30		Second Quarter 2013	First Quarter 2013	Second Quarter 2012
	2013	2012
Total loans and leases	$910,269	$906,610	$914,234	$906,259	$899,498
Debt securities	349,794	349,350	343,260	356,399	357,081
Total earning assets	1,784,975	1,770,336	1,769,336	1,800,786	1,772,568
Total assets	2,198,443	2,190,868	2,184,610	2,212,430	2,194,563
Total deposits	1,077,631	1,031,500	1,079,956	1,075,280	1,032,888
Common shareholders’ equity	218,509	215,466	218,790	218,225	216,782
Total shareholders’ equity	236,024	234,062	235,063	236,995	235,558

Performance Ratios	Six Months Ended June 30		Second Quarter 2013	First Quarter 2013	Second Quarter 2012
	2013	2012
Return on average assets	0.50%	0.29%	0.74%	0.27%	0.45%
Return on average tangible shareholders’ equity (1)	6.84	3.94	9.98	3.69	6.16

Credit Quality	Six Months Ended June 30		Second Quarter 2013	First Quarter 2013	Second Quarter 2012
	2013	2012
Total net charge-offs	$4,628	$7,682	$2,111	$2,517	$3,626
Net charge-offs as a % of average loans and leases outstanding (2)	1.04%	1.72%	0.94%	1.14%	1.64%
Provision for credit losses	$2,924	$4,191	$1,211	$1,713	$1,773

			June 30 2013	March 31 2013	June 30 2012

Total nonperforming loans, leases and foreclosed properties (3)			$21,280	$22,842	$25,377
Nonperforming loans, leases and foreclosed properties as a % of total loans, leases and foreclosed properties (2)			2.33%	2.53%	2.87%
Allowance for loan and lease losses			$21,235	$22,441	$30,288
Allowance for loan and lease losses as a % of total loans and leases outstanding (2)			2.33%	2.49%	3.43%

For footnotes see page 18.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Selected Financial Data (continued)
(Dollars in millions, except per share data; shares in thousands)

Capital Management			June 30 2013	March 31 2013	June 30 2012

Risk-based capital (4, 5):
Tier 1 common capital			$139,519	$136,119	$134,082
Tier 1 common capital ratio (6)			10.83%	10.49%	11.24%
Tier 1 leverage ratio			7.49	7.49	7.84
Tangible equity ratio (7)			7.67	7.78	7.73
Tangible common equity ratio (7)			6.98	6.88	6.83

Period-end common shares issued and outstanding			10,743,098	10,822,380	10,776,869

Basel 1 to Basel 3 (fully phased-in) Reconciliation (5, 8)			June 30 2013	March 31 2013	June 30 2012

Regulatory capital – Basel 1 to Basel 3 (fully phased-in)
Basel 1 Tier 1 capital			$156,689	$158,677	$164,665
Deduction of qualifying preferred stock and trust preferred securities			(17,170)	(22,558)	(30,583)
Basel 1 Tier 1 common capital			139,519	136,119	134,082
Deduction of defined benefit pension assets			(787)	(776)	(3,057)
Change in deferred tax assets and threshold deductions (deferred tax asset temporary differences, MSRs and significant investments)			(6,761)	(4,501)	(3,745)
Change in all other deductions, net			(6,125)	(2,032)	(2,459)
Basel 3 (fully phased-in) Tier 1 common capital			$125,846	$128,810	$124,821
Risk-weighted assets – Basel 1 to Basel 3 (fully phased-in)
Basel 1 risk-weighted assets			$1,288,159	$1,298,187	$1,193,422
Net change in credit and other risk-weighted assets			22,276	55,454	298,003
Increase due to Market Risk Final Rule			—	—	79,553
Basel 3 (fully phased-in) risk-weighted assets			$1,310,435	$1,353,641	$1,570,978

Tier 1 common capital ratios
Basel 1			10.83%	10.49%	11.24%
Basel 3 (fully phased-in)			9.60	9.52	7.95

	Six Months Ended June 30		Second Quarter 2013	First Quarter 2013	Second Quarter 2012
	2013	2012
Common shares issued	44,480	240,931	364	44,116	1,265
Average common shares issued and outstanding	10,787,357	10,714,881	10,775,867	10,798,975	10,775,695
Average diluted common shares issued and outstanding	11,549,693	11,509,945	11,524,510	11,154,778	11,556,011
Dividends paid per common share	$0.02	$0.02	$0.01	$0.01	$0.01

Summary Period-End Balance Sheet			June 30 2013	March 31 2013	June 30 2012

Total loans and leases			$921,570	$911,592	$892,315
Total debt securities			336,403	354,709	349,140
Total earning assets			1,719,866	1,763,737	1,737,809
Total assets			2,123,320	2,174,819	2,160,854
Total deposits			1,080,783	1,095,183	1,035,225
Total shareholders’ equity			231,032	237,293	235,975
Common shareholders’ equity			216,791	218,513	217,213
Book value per share of common stock			$20.18	$20.19	$20.16
Tangible book value per share of common stock (1)			13.32	13.36	13.22

(1)
Return on average tangible shareholders’ equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 22-24.

(2)	Ratios do not include loans accounted for under the fair value option during the period. Charge-off ratios are annualized for the quarterly presentation.

(3)
Balances do not include past due consumer credit card, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; nonperforming loans held-for-sale; nonperforming loans accounted for under the fair value option; and nonaccruing troubled debt restructured loans removed from the purchased credit-impaired portfolio prior to January 1, 2010.

(4)	Regulatory capital ratios are preliminary until filed with the Federal Reserve on Form Y-9C.

(5)	Includes the Market Risk Final Rule at June 30, 2013 and March 31, 2013. At June 30, 2012, the Basel 1 information did not include the Market Risk Final Rule.

(6)	Tier 1 common capital ratio equals Tier 1 capital excluding preferred stock, trust preferred securities, hybrid securities and minority interest divided by risk-weighted assets.

(7)
Tangible equity ratio equals period-end tangible shareholders’ equity divided by period-end tangible assets. Tangible common equity equals period-end tangible common shareholders’ equity divided by period-end tangible assets. Tangible shareholders’ equity and tangible assets are non-GAAP financial measures. We believe the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate non-GAAP financial measures differently. See Reconciliations to GAAP Financial Measures on pages 22-24.

(8)	Basel 3 (fully phased-in) estimates as of June 30, 2013 are based on the Advanced Approach under the final Basel 3 rules issued on July 2, 2013.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment
(Dollars in millions)
	Second Quarter 2013
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,434	$2,115	$4,139	$4,189	$4,499	$573
Provision for credit losses	967	291	163	(16)	(15)	(179)
Noninterest expense	4,183	3,394	1,859	2,769	3,272	541
Net income (loss)	1,392	(937)	1,291	959	758	549
Return on average allocated capital (2, 3)	18.64%	n/m	22.52%	12.85%	30.57%	n/m
Balance Sheet
Average
Total loans and leases	$163,593	$90,114	$255,674	n/m	$109,589	$238,910
Total deposits	522,259	n/m	227,668	n/m	235,344	33,774
Allocated capital (2, 3)	30,000	24,000	23,000	$30,000	10,000	n/m
Period end
Total loans and leases	$164,851	$89,257	$258,502	n/m	$111,785	$234,047
Total deposits	525,099	n/m	229,586	n/m	235,012	34,597

	First Quarter 2013
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,412	$2,312	$4,030	$4,869	$4,421	$364
Provision for credit losses	952	335	149	5	22	250
Noninterest expense	4,170	5,406	1,837	3,073	3,253	1,761
Net income (loss)	1,439	(2,157)	1,284	1,169	720	(972)
Return on average allocated capital (2, 3)	19.48%	n/m	22.65%	15.83%	29.38%	n/m
Balance Sheet
Average
Total loans and leases	$165,845	$92,963	$244,068	n/m	$106,082	$244,557
Total deposits	502,508	n/m	222,120	n/m	253,413	35,549
Allocated capital (2, 3)	30,000	24,000	23,000	$30,000	10,000	n/m
Period end
Total loans and leases	$163,820	$90,971	$250,985	n/m	$107,048	$241,406
Total deposits	530,581	n/m	228,248	n/m	239,853	35,759

	Second Quarter 2012
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$7,495	$2,529	$3,908	$3,578	$4,094	$598
Provision for credit losses	1,157	187	(152)	(1)	47	535
Noninterest expense	4,420	3,524	1,967	2,855	3,177	1,105
Net income (loss)	1,208	(744)	1,318	497	548	(364)
Return on average economic capital (2, 3)	20.46%	n/m	27.24%	15.10%	31.76%	n/m
Balance Sheet
Average
Total loans and leases	$173,565	$105,507	$219,504	n/m	$98,964	$263,649
Total deposits	474,328	n/m	213,862	n/m	238,540	43,722
Economic capital (2, 3)	23,807	14,120	19,472	$13,316	7,011	n/m
Period end
Total loans and leases	$171,094	$104,079	$218,681	n/m	$100,261	$259,830
Total deposits	479,795	n/m	216,529	n/m	237,339	39,362

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2)
Effective January 1, 2013, the Corporation revised, on a prospective basis, its methodology for allocating capital to the business segments. In connection with the change in methodology, the Corporation updated the applicable terminology in the above table to allocated capital from economic capital as reported in prior periods. For more information, see Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-24.

(3) Return on average allocated capital and return on average economic capital are calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital or average economic capital, as applicable. Allocated capital, economic capital and the related returns are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. (See Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-24.)

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Year-to-Date Results by Business Segment
(Dollars in millions)
	Six Months Ended June 30, 2013
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$14,846	$4,427	$8,169	$9,058	$8,920	$937
Provision for credit losses	1,919	626	312	(11)	7	71
Noninterest expense	8,353	8,800	3,696	5,842	6,525	2,302
Net income (loss)	2,831	(3,094)	2,575	2,128	1,478	(423)
Return on average allocated capital (2, 3)	19.06%	n/m	22.58%	14.33%	29.98%	n/m
Balance Sheet
Average
Total loans and leases	$164,713	$91,531	$249,903	n/m	$107,845	$241,718
Total deposits	512,438	n/m	224,909	n/m	244,329	34,657
Allocated capital (2, 3)	30,000	24,000	23,000	$30,000	10,000	n/m
Period end
Total loans and leases	$164,851	$89,257	$258,502	n/m	$111,785	$234,047
Total deposits	525,099	n/m	229,586	n/m	235,012	34,597

	Six Months Ended June 30, 2012
	Consumer & Business Banking	Consumer Real Estate Services	Global Banking	Global Markets	GWIM	All Other
Total revenue, net of interest expense (FTE basis) (1)	$15,128	$5,193	$7,937	$7,985	$8,241	$203
Provision for credit losses	2,064	694	(427)	(14)	93	1,781
Noninterest expense	8,725	7,404	3,928	6,090	6,409	3,633
Net income (loss)	2,740	(1,879)	2,802	1,326	1,098	(2,971)
Return on average economic capital (2, 3)	23.32%	n/m	29.31%	19.32%	33.24%	n/m
Balance Sheet
Average
Total loans and leases	$177,971	$107,554	$221,854	n/m	$98,490	$266,938
Total deposits	469,181	n/m	212,638	n/m	239,200	48,125
Economic capital (2, 3)	23,682	14,455	19,243	$13,849	6,716	n/m
Period end
Total loans and leases	$171,094	$104,079	$218,681	n/m	$100,261	$259,830
Total deposits	479,795	n/m	216,529	n/m	237,339	39,362

(1)
Fully taxable-equivalent basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(2)
Effective January 1, 2013, the Corporation revised, on a prospective basis, its methodology for allocating capital to the business segments. In connection with the change in methodology, the Corporation updated the applicable terminology in the above table to allocated capital from economic capital as reported in prior periods. For more information, see Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-24.

(3) Return on average allocated capital and return on average economic capital are calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital or average economic capital, as applicable. Allocated capital, economic capital and the related returns are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the segments. Other companies may define or calculate these measures differently. (See Exhibit A: Non-GAAP Reconciliations - Reconciliations to GAAP Financial Measures on pages 22-24.)

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Supplemental Financial Data
(Dollars in millions)

Fully taxable-equivalent (FTE) basis data (1)	Six Months Ended June 30		Second Quarter 2013	First Quarter 2013	Second Quarter 2012
	2013	2012
Net interest income	$21,646	$20,835	$10,771	$10,875	$9,782
Total revenue, net of interest expense	46,357	44,687	22,949	23,408	22,202
Net interest yield (2)	2.44%	2.36%	2.44%	2.43%	2.21%
Efficiency ratio	76.62	80.98	69.80	83.31	76.79

Other Data			June 30, 2013	March 31, 2013	June 30, 2012
Number of banking centers - U.S.			5,328	5,389	5,594
Number of branded ATMs - U.S.			16,354	16,311	16,220
Ending full-time equivalent employees			257,158	262,812	275,460

(1)
FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. See Reconciliations to GAAP Financial Measures on pages 22-24.

(2)
Calculation includes fees earned on overnight deposits placed with the Federal Reserve and, beginning in the third quarter of 2012, fees earned on deposits, primarily overnight, placed with certain non-U.S. central banks, of $73 million and $99 million for the six months ended June 30, 2013 and 2012; $40 million and $33 million for the second and first quarters of 2013, and $52 million for the second quarter of 2012, respectively.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures
(Dollars in millions)

The Corporation evaluates its business based on a fully taxable-equivalent basis, a non-GAAP financial measure. The Corporation believes managing the business with net interest income on a fully taxable-equivalent basis provides a more accurate picture of the interest margin for comparative purposes. Total revenue, net of interest expense, includes net interest income on a fully taxable-equivalent basis and noninterest income. The Corporation views related ratios and analyses (i.e., efficiency ratios and net interest yield) on a fully taxable-equivalent basis. To derive the fully taxable-equivalent basis, net interest income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in income tax expense. For purposes of this calculation, the Corporation uses the federal statutory tax rate of 35 percent. This measure ensures comparability of net interest income arising from taxable and tax-exempt sources. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield measures the basis points the Corporation earns over the cost of funds.

The Corporation also evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders' equity or common shareholders' equity amount which has been reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible common shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average common shareholders' equity. Return on average tangible shareholders' equity measures the Corporation's earnings contribution as a percentage of adjusted average shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible equity ratio represents total adjusted ending shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity (i.e., capital). In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

Effective January 1, 2013, on a prospective basis, the Corporation adjusted the amount of capital being allocated to its business segments. The adjustment reflects a refinement to the prior-year methodology (economic capital) which focused solely on internal risk-based economic capital models. The refined methodology (allocated capital) now also considers the effect of regulatory capital requirements in addition to internal risk-based economic capital models. The Corporation's internal risk-based capital models use a risk-adjusted methodology incorporating each segment's credit, market, interest rate, business and operational risk components. The capital allocated to the Corporation's business segments is currently referred to as allocated capital and, prior to January 1, 2013, was referred to as economic capital, both of which represent non-GAAP financial measures. Allocated capital in the Corporation's business segments is subject to change over time.
See the tables below and on pages 23-24 for reconciliations of these non-GAAP financial measures with financial measures defined by GAAP for the six months ended June 30, 2013 and 2012, and the three months ended June 30, 2013, March 31, 2013 and June 30, 2012. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in assessing the results of the Corporation. Other companies may define or calculate supplemental financial data differently.

	Six Months Ended June 30		Second Quarter 2013	First Quarter 2013	Second Quarter 2012
	2013	2012
Reconciliation of net interest income to net interest income on a fully taxable-equivalent basis

Net interest income	$21,213	$20,394	$10,549	$10,664	$9,548
Fully taxable-equivalent adjustment	433	441	222	211	234
Net interest income on a fully taxable-equivalent basis	$21,646	$20,835	$10,771	$10,875	$9,782

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis

Total revenue, net of interest expense	$45,924	$44,246	$22,727	$23,197	$21,968
Fully taxable-equivalent adjustment	433	441	222	211	234
Total revenue, net of interest expense on a fully taxable-equivalent basis	$46,357	$44,687	$22,949	$23,408	$22,202

Reconciliation of income tax expense to income tax expense on a fully taxable-equivalent basis

Income tax expense	$1,987	$750	$1,486	$501	$684
Fully taxable-equivalent adjustment	433	441	222	211	234
Income tax expense on a fully taxable-equivalent basis	$2,420	$1,191	$1,708	$712	$918

Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity

Common shareholders’ equity	$218,509	$215,466	$218,790	$218,225	$216,782
Goodwill	(69,937)	(69,971)	(69,930)	(69,945)	(69,976)
Intangible assets (excluding mortgage servicing rights)	(6,409)	(7,701)	(6,270)	(6,549)	(7,533)
Related deferred tax liabilities	2,393	2,663	2,360	2,425	2,626
Tangible common shareholders’ equity	$144,556	$140,457	$144,950	$144,156	$141,899

Reconciliation of average shareholders’ equity to average tangible shareholders’ equity

Shareholders’ equity	$236,024	$234,062	$235,063	$236,995	$235,558
Goodwill	(69,937)	(69,971)	(69,930)	(69,945)	(69,976)
Intangible assets (excluding mortgage servicing rights)	(6,409)	(7,701)	(6,270)	(6,549)	(7,533)
Related deferred tax liabilities	2,393	2,663	2,360	2,425	2,626
Tangible shareholders’ equity	$162,071	$159,053	$161,223	$162,926	$160,675

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Six Months Ended June 30		Second Quarter 2013	First Quarter 2013	Second Quarter 2012
	2013	2012
Reconciliation of period-end common shareholders’ equity to period-end tangible common shareholders’ equity

Common shareholders’ equity	$216,791	$217,213	$216,791	$218,513	$217,213
Goodwill	(69,930)	(69,976)	(69,930)	(69,930)	(69,976)
Intangible assets (excluding mortgage servicing rights)	(6,104)	(7,335)	(6,104)	(6,379)	(7,335)
Related deferred tax liabilities	2,297	2,559	2,297	2,363	2,559
Tangible common shareholders’ equity	$143,054	$142,461	$143,054	$144,567	$142,461

Reconciliation of period-end shareholders’ equity to period-end tangible shareholders’ equity

Shareholders’ equity	$231,032	$235,975	$231,032	$237,293	$235,975
Goodwill	(69,930)	(69,976)	(69,930)	(69,930)	(69,976)
Intangible assets (excluding mortgage servicing rights)	(6,104)	(7,335)	(6,104)	(6,379)	(7,335)
Related deferred tax liabilities	2,297	2,559	2,297	2,363	2,559
Tangible shareholders’ equity	$157,295	$161,223	$157,295	$163,347	$161,223

Reconciliation of period-end assets to period-end tangible assets

Assets	$2,123,320	$2,160,854	$2,123,320	$2,174,819	$2,160,854
Goodwill	(69,930)	(69,976)	(69,930)	(69,930)	(69,976)
Intangible assets (excluding mortgage servicing rights)	(6,104)	(7,335)	(6,104)	(6,379)	(7,335)
Related deferred tax liabilities	2,297	2,559	2,297	2,363	2,559
Tangible assets	$2,049,583	$2,086,102	$2,049,583	$2,100,873	$2,086,102

Book value per share of common stock

Common shareholders’ equity	$216,791	$217,213	$216,791	$218,513	$217,213
Ending common shares issued and outstanding	10,743,098	10,776,869	10,743,098	10,822,380	10,776,869
Book value per share of common stock	$20.18	$20.16	$20.18	$20.19	$20.16

Tangible book value per share of common stock

Tangible common shareholders’ equity	$143,054	$142,461	$143,054	$144,567	$142,461
Ending common shares issued and outstanding	10,743,098	10,776,869	10,743,098	10,822,380	10,776,869
Tangible book value per share of common stock	$13.32	$13.22	$13.32	$13.36	$13.22

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.

Bank of America Corporation and Subsidiaries
Reconciliations to GAAP Financial Measures (continued)
(Dollars in millions)
	Six Months Ended June 30		Second Quarter 2013	First Quarter 2013	Second Quarter 2012
	2013	2012
Reconciliation of return on average allocated capital/economic capital (1)

Consumer & Business Banking

Reported net income	$2,831	$2,740	$1,392	$1,439	$1,208
Adjustment related to intangibles (2)	4	7	2	2	4
Adjusted net income	$2,835	$2,747	$1,394	$1,441	$1,212

Average allocated equity (3)	$62,070	$55,880	$62,058	$62,083	$55,987
Adjustment related to goodwill and a percentage of intangibles	(32,070)	(32,198)	(32,058)	(32,083)	(32,180)
Average allocated capital/economic capital	$30,000	$23,682	$30,000	$30,000	$23,807

Global Banking

Reported net income	$2,575	$2,802	$1,291	$1,284	$1,318
Adjustment related to intangibles (2)	1	2	—	1	1
Adjusted net income	$2,576	$2,804	$1,291	$1,285	$1,319

Average allocated equity (3)	$45,412	$41,677	$45,416	$45,407	$41,903
Adjustment related to goodwill and a percentage of intangibles	(22,412)	(22,434)	(22,416)	(22,407)	(22,431)
Average allocated capital/economic capital	$23,000	$19,243	$23,000	$23,000	$19,472

Global Markets

Reported net income	$2,128	$1,326	$959	$1,169	$497
Adjustment related to intangibles (2)	4	5	2	2	3
Adjusted net income	$2,132	$1,331	$961	$1,171	$500

Average allocated equity (3)	$35,372	$19,207	$35,372	$35,372	$18,655
Adjustment related to goodwill and a percentage of intangibles	(5,372)	(5,358)	(5,372)	(5,372)	(5,339)
Average allocated capital/economic capital	$30,000	$13,849	$30,000	$30,000	$13,316

Global Wealth & Investment Management

Reported net income	$1,478	$1,098	$758	$720	$548
Adjustment related to intangibles (2)	9	12	5	4	6
Adjusted net income	$1,487	$1,110	$763	$724	$554

Average allocated equity (3)	$20,311	$17,107	$20,300	$20,323	$17,391
Adjustment related to goodwill and a percentage of intangibles	(10,311)	(10,391)	(10,300)	(10,323)	(10,380)
Average allocated capital/economic capital	$10,000	$6,716	$10,000	$10,000	$7,011

(1)	There are no adjustments to reported net income (loss) or average allocated equity for Consumer Real Estate Services.

(2)	Represents cost of funds, earnings credits and certain expenses related to intangibles.

(3)
Average allocated equity is comprised of average allocated capital (or economic capital prior to 2013) plus capital for the portion of goodwill and intangibles specifically assigned to the business segment.

Certain prior period amounts have been reclassified to conform to current period presentation.

More	This information is preliminary and based on company data available at the time of the presentation.